Exhibit 99.1

FOR IMMEDIATE RELEASE

Wednesday, April 16, 2003

Media General Reports First-Quarter Results

RICHMOND, Va. – Media General (NYSE:MEG) today reported first-quarter earnings of $7 million, or 30 cents per diluted share. This compared with a loss of $120.3 million, or $5.21 cents per diluted share, in the first quarter of 2002, including a one-time charge of $126.3 million, or $5.47 per diluted share, occasioned by the adoption of SFAS 142. The 2003 first-quarter results included an after-tax gain of $3.7 million, or 16 cents per diluted share, from the sale of the company’s interest in Hoover’s to Dun & Bradstreet. Excluding both of these items, adjusted results for the first quarter of 2003 were $3.3 million, or 14 cents per diluted share, compared to $6 million, or 26 cents per diluted share, in the year-ago quarter.

First-quarter 2003 results were 4 cents per share better than Media General’s most recent guidance. The operating profit of all three divisions, the performance of SP Newsprint, and interest expense were all better than anticipated. In addition, the Broadcast Division had much stronger than expected collections in March, which reduced the required receivables allowance at quarter-end.

“The first quarter for Media General began with healthy revenue increases for the month of January that underscored an industry-wide belief in an advertising recovery from the depressed levels of the past two years,” said J. Stewart Bryan III, the company’s chairman and chief executive. “Momentum stalled in February, as advertisers delayed or cancelled spending due to geopolitical concerns and economic uncertainty. In March, after the war with Iraq began, our publishing business experienced cutbacks by some advertisers and a slowdown in ad placements by others. Our broadcast business, which felt a greater impact than publishing, experienced advertising cancellations, spending deferrals and pre-emptions from network news coverage.

“To address revenue shortfalls, in February we reinstated some of the cost control measures that we had put in place during the recession, such as a hiring freeze, aggressive management of discretionary spending, and deferral of capital expenditures. We realized some savings in March, and we expect to see more in the second quarter. At the same time, we continue to emphasize new revenue initiatives, and we are realizing significant gains in circulation as a result of our readership initiatives,” said Bryan.

Total revenues for the first quarter increased 1.5 percent to $197.4 million. Segment operating profit for the company’s three divisions totaled $37.3 million, compared with $38.7 million last year. Segment operating cash flow was $44.6 million, compared with $52 million in the first quarter of 2002.

Publishing Division revenues of $130.4 million were 1.2 percent above the first-quarter of 2002. While January revenues showed good growth, February and March results were affected by geopolitical concerns, which caused some advertisers to cancel planned schedules or hold back on spending. Harsh winter weather conditions in Virginia and North Carolina and the shift of Easter into this year’s second fiscal quarter also adversely affected year-over-year comparisons.

Classified revenue increased 1.2 percent. Strong automotive and real estate classified advertising offset continued weak employment advertising. Retail revenues were down 1.5 percent, while preprints increased by 6.8 percent. National advertising fell 5.8 percent below first-quarter 2002. Most of the shortfall occurred in the metropolitan markets. The Tampa Tribune experienced the largest decline in national revenues, including the absence in 2003 of the strong ad schedule related to the Hewlett-Packard/Compaq merger that had run in 2002. Circulation revenue rose 1.5 percent. The Tampa Tribune had the strongest growth, as net paid circulation increased by 6% daily and 5% Sunday, the result of its growth plan.

Publishing Division profits of $23.6 million compared with first-quarter 2002 profits of $28.3 million. These results include Media General’s share of its interest in The Denver Post, a loss of $103,000 in the first quarter of 2003 compared with a loss of $569,000 in the same 2002 period.

Publishing operating expenses were 6.8 percent higher than in the first quarter of 2002. The increase mostly was attributable to higher salaries and benefits, and various costs in Tampa, including the growth plan and coverage of the Super Bowl. Newsprint expense for the quarter increased by 5.5 percent due to higher consumption.

Broadcast Division revenue increased 1.1 percent to $64.1 million. Cancellations caused by advertiser hesitancy before and during the war dampened expected growth. First-quarter 2002 revenues included $3.4 million from the Olympics.

Local ad revenues rose 3.2 percent, reflecting strength in healthcare, automotive and furniture advertising. National advertising declined 2.5 percent, mostly due to the unfavorable effects of the Iraq war. Political revenues were $423,000, mostly from mayoral elections in Tampa and Wichita.

Broadcast profits for the quarter were $9.1 million compared with $11.5 million last year. Expenses were up 5.9 percent, reflecting higher salaries and benefits, increased sales commissions, and higher sales expenses from new revenue-enhancement programs implemented in 2003.

The Interactive Media Division’s profit of $4.6 million compared with a $1 million loss in the first quarter of 2002. The improvement is attributable to the sale of Media General’s Hoover’s investment, which generated a pre-tax gain of $5.7 million. Absent this gain, the division’s results would have been a loss of $1.1 million.

The Interactive Media Division’s revenues were up 35.5 percent over last year, due in large part to the continuing success of classified upsell arrangements with Media General newspapers. Local advertising revenue, primarily from banner advertising and sponsorships, also contributed to the growth.

The company’s share of SP Newsprint’s results was a loss of $2.1 million, compared with a loss of $1.5 million for the prior year’s same quarter. This performance reflected continued low newsprint prices and higher production costs for raw materials and energy. Interest expense was $3.6 million (27 percent) less than the first quarter of 2002 due to lower borrowing costs and debt levels.

EBITDA (income before cumulative effect of change in accounting principle and before interest, taxes, depreciation and amortization) in the first quarter of 2003 was $38 million, compared with $39.8 million in the 2002 period. Free cash flow (after-tax cash flow minus capital expenditures) was $17.6 million, compared with $12.4 million in the prior-year period.

Outlook

“Media General is encouraged by the positive outcomes so far in Iraq, and we believe that advertising spending is regaining momentum,” said Bryan. “For the second quarter, we anticipate Publishing revenue growth of 2-3 percent. Broadcast revenues are expected to be even with last year. We expect earnings per share for the second quarter of 2003 to be in the range of 72-74 cents, compared to 70 cents in the second quarter of 2002.”

Conference Call

Media General will discuss first-quarter results during a conference call and webcast today at 11 a.m. ET. To listen to the webcast, log on to www.mediageneral.com and click on the “Live Earnings Conference” link at the top of the home page. A replay will be available from 3 p.m. today until 5 p.m. on Thursday, April 25, at the same Web address.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is an independent, publicly owned communications company situated primarily in the Southeast with interests in newspapers, television stations, interactive media and diversified information services. The company’s publishing assets include The Tampa Tribune, the Richmond Times-Dispatch, the Winston-Salem Journal and 22 other daily newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina, as well as nearly 100 other periodicals and a 20 percent interest in The Denver Post. Media General’s 26 network-affiliated television stations reach more than 30 percent of the television households in the Southeast, and nearly 8 percent of those in the United States. The company’s extensive interactive media offerings include more than 50 online enterprises. Media General also has a 33 percent interest in SP Newsprint Co., which operates newsprint mills in Dublin, Ga., and Newberg, Ore.

Investor Contact:	Media Contact:
Lou Anne Nabhan	Raphael Seligmann
(804) 649-6103	(804) 649-6748
lnabhan@mediageneral.com	rseligmann@mediageneral.com\

Media General, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ending
	March 30, 2003	March 31, 2002
Revenues	$197,440	$194,539
Operating costs:
Production	90,511	86,547
Selling, general and administrative	73,662	66,484
Depreciation and amortization	17,094	16,639

Total operating costs	181,267	169,670

Operating income	16,173	24,869

Other income (expense):
Interest expense	(9,868)	(13,430)
Investment loss-unconsolidated affiliates	(2,216)	(2,105)
Other, net	6,952	423

Total other expense	(5,132)	(15,112)

Income before income taxes and cumulative effect of change in accounting principle	11,041	9,757
Income taxes	4,030	3,732

Income before cumulative effect of change in accounting principle	7,011	6,025
Cumulative effect of change in accounting principle (net of tax)[1]	—	(126,336)

Net income (loss)	$7,011	$(120,311)

Net income (loss) per common share:
Income before cumulative effect of change in accounting principle	$0.30	$0.26
Cumulative effect of change in accounting principle	—	(5.53)

Net income (loss)	$0.30	$(5.27)

Net income (loss) per common share – assuming dilution:
Income before cumulative effect of change in accounting principle	$0.30	$0.26
Cumulative effect of change in accounting principle	—	(5.47)

Net income (loss)	$0.30	$(5.21)

Weighted-average common shares outstanding:
Basic	23,039	22,829
Diluted	23,294	23,096

1 Write-down for impairment upon adoption of SFAS No. 142 Goodwill and Other Intangible Assets.

Media General, Inc.

BUSINESS SEGMENTS

(In thousands)	Publishing	Broadcast	Interactive Media	Eliminations	Total
Quarter Ended March 30, 2003
Consolidated revenues	$130,367	$64,132	$3,489	$(548)	$197,440

Segment operating cash flow	$30,421	$14,836	$(682)		$44,575
Allocated amounts:
Equity in net loss of unconsolidated affiliate	(103)				(103)
Gain on sale of Hoover’s common stock			5,746		5,746
Depreciation and amortization	(6,741)	(5,714)	(458)		(12,913)

Segment profit	$23,577	$9,122	$4,606		37,305

Unallocated amounts:
Interest expense					(9,868)
Investment loss-SP Newsprint					(2,113)
Acquisition intangibles amortization					(3,041)
Corporate expense					(9,550)
Other					(1,692)

Consolidated income before income taxes					$11,041

Quarter Ended March 31, 2002
Consolidated revenues	$128,879	$63,428	$2,575	$(343)	$194,539

Segment operating cash flow	$35,838	$16,842	$(687)		$51,993
Allocated amounts:
Equity in net loss of unconsolidated affiliates	(569)		(32)		(601)
Depreciation and amortization	(7,003)	(5,344)	(298)		(12,645)

Segment profit (loss)	$28,266	$11,498	$(1,017)		38,747

Unallocated amounts:
Interest expense					(13,430)
Investment loss-SP Newsprint					(1,504)
Acquisition intangibles amortization					(2,905)
Corporate expense					(9,177)
Other					(1,974)

Consolidated income before income taxes and cumulative effect of change in accounting principle					$9,757

EBITDA, AFTER-TAX CASH FLOW, AND FREE CASH FLOW
(Unaudited, in thousands)
	Thirteen Weeks Ending
	March 30, 2003	March 31, 2002
Income before cumulative effect of change in accounting principle	$7,011	$6,025
Interest	9,868	13,430
Taxes	4,030	3,732
Depreciation and amortization	17,094	16,639

EBITDA	$38,003	$39,826

Income before cumulative effect of change in accounting principle	$7,011	$6,025
Depreciation and amortization	17,094	16,639

After-tax cash flow	$24,105	$22,664

After-tax cash flow	$24,105	$22,664
Capital expenditures	(6,485)	(10,309)

Free cash flow	$17,620	$12,355

Media General, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited) March 30, 2003	December 29, 2002
ASSETS
Current assets:
Cash and cash equivalents	$9,246	$11,279
Accounts receivable – net	96,531	112,399
Inventories	5,117	4,101
Other	29,222	32,773

Total current assets	140,116	160,552

Investments in unconsolidated affiliates	90,339	93,370
Other assets	51,763	68,140
Property, plant and equipment – net	366,939	372,719
Excess of cost over fair value of net identifiable assets of acquired businesses – net	832,004	832,004
FCC licenses and other intangibles – net	817,185	820,226

Total assets	$2,298,346	$2,347,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,397	$20,967
Accrued expenses and other liabilities	76,201	88,646
Income taxes payable	246	1,888

Total current liabilities	95,844	111,501

Long-term debt	613,940	642,937
Deferred income taxes	346,156	345,178
Other liabilities and deferred credits	186,045	188,141
Stockholders’ equity	1,056,361	1,059,254

Total liabilities and stockholders’ equity	$2,298,346	$2,347,011

FOR IMMEDIATE RELEASE

Wednesday, April 16, 2003

Media General Reports March Revenues

RICHMOND, Va. – Media General, Inc. (NYSE: MEG) today reported March 2003 revenues of $64.2 million, essentially even with revenues of $64.3 million in March 2002. Publishing revenues increased 0.4 percent, Broadcast revenues declined 2 percent, and Interactive Media revenues increased 34.3 percent.

In the Publishing Division, advertising revenue was 0.3 percent above March 2002. Growth in classified and preprints offset soft retail and national advertising. Revenue fell short of the division’s growth expectations as the start-up of war in Iraq resulted in cutbacks by some advertisers and a slowdown in ad placements by others.

Retail advertising revenue decreased $660,000, or 6.1 percent, reflecting the impact of war-related cutbacks in the metropolitan markets. The retail category in the first quarter was also adversely impacted because Easter falls in April in 2003. Partially offsetting the shortfall was an increase in the preprint category of $370,000, or 6.5 percent, again mostly in the metropolitan markets.

Classified revenue was $575,000, or 4.4 percent, above last year. Strong increases in the automotive and real estate categories were tempered by a decline in the employment category. Employment linage was down 3.8 percent in Tampa and 9.7 percent in Richmond, and up 2 percent in Winston-Salem.

National revenue was below March 2002 by $430,000, or 16.2 percent, resulting from lower travel-related advertising in Tampa due in part to the war’s impact.

Circulation revenue increased $65,000, or 1 percent, over the prior year. The Tampa Tribune saw the largest increase, at 3.9%, the result of successfully implementing an aggressive growth plan starting in mid-2002.

Broadcast gross time sales were $21 million, down $409,000, or 1.9 percent, from last year. The division suffered lost revenues during the month of approximately $1.6 million because of network preemptions, customer cancellations and deferrals related to the war in Iraq.

Local broadcast time sales increased $151,000, or 1.1 percent, due to higher furniture, health care and fast food advertising. National time sales declined $552,000, or 7 percent, primarily because of war-related preemptions and cancellations. Political revenues of $180,000 were generated by a mayoral race in Tampa and a gubernatorial campaign in Kentucky.

The Interactive Media Division finished the month with its highest four-week revenues since its January 2001 inception. The largest share of the division’s total revenue came from classified upsell arrangements with Media General newspapers. Additional upsell products such as Top Jobs continue to produce new revenue in the recruitment category. Banner revenue and sponsorship advertising also contributed to growth.

About Media General

Media General is an independent communications company situated primarily in the Southeast with interests in newspapers, television stations, interactive media and diversified information services. The company’s publishing assets include The Tampa Tribune, the Richmond Times-Dispatch, the Winston-Salem Journal and 22 other daily newspapers in Virginia, North Carolina, Florida, Alabama and South

Carolina, as well as nearly 100 other periodicals and a 20 percent interest in The Denver Post. Media General’s 26 network-affiliated television stations reach more than 30 percent of the television households in the Southeast, and nearly 8 percent of those in the United States. The company’s extensive interactive media offerings include more than 50 online enterprises. Media General also has a 33 percent interest in SP Newsprint Co., which operates newsprint mills in Dublin, Ga., and Newberg, Ore.

Investor Contact:	Media Contact:
Lou Anne Nabhan	Raphael Seligmann
(804) 649-6103	(804) 649-6748
lnabhan@mediageneral.com	rseligmann@mediageneral.com

MEDIA GENERAL INC.

Revenues and Page Views

	March			Year-to-Date
	2003	2002	% Change	2003	2002	% Change
Revenues (000)	$64,197	$64,252	(0.1)%	$197,440	$194,539	1.5%
Publishing	41,755	41,602	0.4%	130,367	128,879	1.2%
Broadcast	21,472	21,902	(2.0)%	64,132	63,428	1.1%
Interactive Media	1,156	861	34.3%	3,489	2,575	35.5%
Eliminations	(186)	(113)	(64.6)%	(548)	(343)	(59.8)%

Selected Publishing Revenues (000)
By Category
Classified	$13,563	$12,989	4.4%	$41,823	$41,327	1.2%
Retail	10,264	10,927	(6.1)%	31,995	32,497	(1.5)%
National	2,213	2,640	(16.2)%	7,321	7,771	(5.8)%
Preprints	6,052	5,683	6.5%	18,721	17,529	6.8%
Circulation	6,852	6,786	1.0%	22,139	21,810	1.5%
By Property
Richmond	10,212	10,255	(0.4)%	31,450	31,413	0.1%
Tampa	13,033	13,108	(0.6)%	42,353	41,407	2.3%
Winston-Salem	4,165	4,000	4.1%	13,063	12,508	4.4%
Community Newspapers	14,241	14,110	0.9%	43,154	43,136	0.0%

Advertising Revenues (Dailies) (000)
Richmond	$7,687	$7,713	(0.3)%	$23,460	$23,347	0.5%
Tampa	11,566	11,749	(1.6)%	37,638	37,016	1.7%
Winston-Salem	3,377	3,228	4.6%	10,507	10,055	4.5%
Community Newspapers	9,657	9,518	1.5%	28,874	28,830	0.2%

Broadcast Time Sales (gross) (000)	$20,950	$21,359	(1.9)%	$61,863	$61,157	1.2%
Local	13,436	13,286	1.1%	39,408	38,177	3.2%
National	7,334	7,886	(7.0)%	22,032	22,596	(2.5)%
Political	180	187	(3.7)%	423	384	10.2%

Selected Online Total Page Views
TBO.com *	15,180,065	11,271,950	34.7%	43,825,969	34,923,720	25.5%
(Tampa, Fla.)
timesdispatch.com*	6,765,114	4,405,249	53.6%	20,135,361	12,905,265	56.0%
(Richmond, Va.)
JournalNow.com *	2,697,132	2,118,753	27.3%	7,836,424	6,480,584	20.9%
(Winston-Salem, N.C.)

Notes: All data are subject to later adjustment. * Includes numbers from affiliated Web sites.

MEDIA GENERAL INC.

Daily Newspapers Advertising Linage*

	March			Year-to Date
	2003	2002	% Change	2003	2002	% Change
RICHMOND TIMES-DISPATCH
Retail	33,265	39,462	(15.7)%	101,231	110,580	(8.5)%
National	8,663	9,134	(5.2)%	29,190	27,513	6.1%
Classified	72,107	63,985	12.7%	214,311	194,601	10.1%
Total	114,035	112,581	1.3%	344,732	332,694	3.6%

TAMPA TRIBUNE
Retail	43,018	44,157	(2.6)%	138,330	127,585	8.4%
National	13,433	15,707	(14.5)%	43,781	45,381	(3.5)%
Classified	130,055	122,388	6.3%	421,356	395,397	6.6%
Total	186,506	182,252	2.3%	603,467	568,363	6.2%

WINSTON-SALEM JOURNAL
Retail	34,272	37,942	(9.7)%	107,239	113,982	(5.9)%
National	8,222	6,300	30.5%	24,165	22,700	6.5%
Classified	60,703	57,841	4.9%	192,307	186,938	2.9%
Total	103,197	102,083	1.1%	323,711	323,620	0.0%

COMMUNITY DAILIES
Retail	318,780	344,054	(7.3)%	960,586	1,020,014	(5.8)%
National	20,993	27,680	(24.2)%	70,073	78,445	(10.7)%
Classified	394,589	350,011	12.7%	1,191,922	1,108,015	7.6%
Total	734,362	721,745	1.7%	2,222,581	2,206,474	0.7%

MEDIA GENERAL DAILIES TOTAL
Retail	429,335	465,615	(7.8)%	1,307,386	1,372,161	(4.7)%
National	51,311	58,821	(12.8)%	167,209	174,039	(3.9)%
Classified	657,454	594,225	10.6%	2,019,896	1,884,951	7.2%
Total	1,138,100	1,118,661	1.7%	3,494,491	3,431,151	1.8%

* Advertising is in column inches – full run only